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[SAFEGUARD LOGO]

           CODE OF ETHICS FOR EXECUTIVE, FINANCIAL AND LEGAL OFFICERS

Safeguard Scientifics, Inc. (the "Company") is committed to the highest standards of ethical business conduct. We provide this Code of Ethics (the "Code") as a set of guidelines pursuant to which our executive, financial and legal officers perform their duties. Employees subject to this Code include executive officers, legal officers, the principal financial officer, controller or principal accounting officer, and any person who performs a similar function. However, we expect all employees who participate in the preparation of any part of our financial statements to adhere to these guidelines.

The Board of Directors has designated Deirdre Blackburn to be the compliance officer (the "Compliance Officer") for the implementation and administration of this Code.

The items set forth below are presented as guidelines for the executive, financial and legal officers, but are, in fact, statements of mandatory conduct. It is also important to note that any waiver of, or amendment to, the requirements in this Code will be subject to public disclosure.

         - Act with honesty and integrity, avoiding violations of this Code, including actual or apparent conflicts of interest with the Company (or any subsidiary or other affiliate thereof) in personal and professional relationships.

         - Avoid conflicts of interest, whether actual or apparent, with the Company (or any subsidiary or other affiliate thereof), and disclose to the Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest with the Company.

         - Provide the Company's other employees, consultants, and advisors with information that is accurate, complete, objective, relevant, timely, and understandable.

         - Record or participate in the recording of entries in the Company's books and records that are accurate to the best of your knowledge.

         - Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Company's periodic reports and in other public communications made by the Company.

         - Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

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         -        Disclose to the Compliance Officer any facts or circumstances that reasonably could be expected to give rise to a violation of this Code.

         - Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated.

         - Respect the confidentiality of information acquired in the course of your work except where you have Company approval or where disclosure is otherwise legally mandated. Confidential information acquired in the course of your work will not be used for personal advantage.

         - Share and maintain skills important and relevant to the Company's needs.

         - Proactively promote ethical behavior among peers in your work environment.

         - Achieve responsible use of and control over all assets and resources employed or entrusted to you.

Last Revised: October 15, 2003